Resource Center: 1-800-732-6643
Exhibit 99.1
Contact:     Pete Bakel
202-752-2034
Date:    November 6, 2014

Fannie Mae Reports Net Income of $3.9 Billion and Comprehensive Income of $4.0 Billion for Third Quarter 2014

•	Fannie Mae reported net income of $3.9 billion and comprehensive income of $4.0 billion for the third quarter of 2014.

•
Fannie Mae expects to pay $4.0 billion in dividends to Treasury in December 2014. With the December dividend payment, Fannie Mae will have paid a total of $134.5 billion in dividends to Treasury in comparison to $116.1 billion in draw requests since 2008. Dividend payments do not reduce prior Treasury draws.

•
Fannie Mae has provided more than $4.3 trillion in liquidity to the mortgage market since 2009, including approximately $123 billion in liquidity in the third quarter of 2014, enabling families to buy, refinance, or rent homes.

•
Fannie Mae has helped distressed families retain their homes or avoid foreclosure through more than 1.6 million workout solutions since 2009, including approximately 39,000 in the third quarter of 2014.

WASHINGTON, DC — Fannie Mae (FNMA/OTC) reported net income of $3.9 billion for the third quarter of 2014 and comprehensive income of $4.0 billion. The company reported a positive net worth of $6.4 billion as of September 30, 2014 resulting in a dividend obligation to Treasury of $4.0 billion, which the company expects to pay in December 2014.
Fannie Mae’s net income of $3.9 billion and comprehensive income of $4.0 billion for the third quarter of 2014 compares to net income of $3.7 billion and comprehensive income of $3.7 billion for the second quarter of 2014. Net income in the third quarter of 2014 increased compared with the second quarter of 2014 due primarily to lower fair value losses and an increase in revenues. This increase was partially offset by a decline in credit-related income.
Fannie Mae recognized a provision for federal income taxes of $1.8 billion for the third quarter of 2014, which resulted in an effective tax rate of 31.4 percent.
“This was another solid quarter, with the company reporting strong financial results and continuing to provide much needed liquidity to the market,” said Timothy J. Mayopoulos, president and chief executive officer. “We continue to build a strong book of business based on appropriate standards. We are committed to being our customers’ most valued business partner and delivering the products, services, and tools our customers need to serve the entire market confidently, efficiently, and profitably.”

Third Quarter 2014 Results	1

SUMMARY OF THIRD QUARTER 2014 RESULTS

(Dollars in millions)	3Q14	2Q14	Variance	3Q14	3Q13	Variance
Net interest income	$5,184	$4,904	$280	$5,184	$5,582	$(398)
Fee and other income	826	383	443	826	741	85
Net revenues	6,010	5,287	723	6,010	6,323	(313)
Investment gains, net	177	506	(329)	177	648	(471)
Fair value (losses) gains, net	(207)	(934)	727	(207)	335	(542)
Administrative expenses	(706)	(697)	(9)	(706)	(646)	(60)
Credit-related income
Benefit for credit losses	1,085	1,639	(554)	1,085	2,609	(1,524)
Foreclosed property (expense) income	(249)	214	(463)	(249)	1,165	(1,414)
Total credit-related income	836	1,853	(1,017)	836	3,774	(2,938)
Other non-interest expenses(1)	(418)	(596)	178	(418)	(335)	(83)
Net (losses) gains and (expenses) income	(318)	132	(450)	(318)	3,776	(4,094)
Income before federal income taxes	5,692	5,419	273	5,692	10,099	(4,407)
Provision for federal income taxes	(1,787)	(1,752)	(35)	(1,787)	(1,355)	(432)
Net income	3,905	3,667	238	3,905	8,744	(4,839)
Less: Net income attributable to noncontrolling interest	—	(1)	1	—	(7)	7
Net income attributable to Fannie Mae	$3,905	$3,666	$239	$3,905	$8,737	$(4,832)
Total comprehensive income attributable to Fannie Mae	$4,000	$3,711	$289	$4,000	$8,603	$(4,603)
Dividends distributed or available for distribution to senior preferred stockholder	$(3,999)	$(3,712)	$(287)	$(3,999)	$(8,617)	$4,618
(1)    Consists of net other-than-temporary impairments, debt extinguishments gains, net, TCCA fees and other expenses, net.
Net Revenues, which consists of net interest income and fee and other income, were $6.0 billion for the third quarter of 2014, compared with $5.3 billion for the second quarter of 2014. Higher net revenues were driven primarily by an increase in income from settlement agreements related to Fannie Mae’s investments in private-label mortgage-related securities and an increase in net interest income.
Net interest income, which includes guaranty fee revenue, was $5.2 billion for the third quarter of 2014, compared with $4.9 billion for the second quarter of 2014. The increase in net interest income compared with the second quarter of 2014 was due primarily to higher amortization income from an increase in prepayments.
An increasing portion of Fannie Mae’s revenues in recent years has been derived from guaranty fees rather than from interest income earned on the company’s retained mortgage portfolio assets. This is a result of both the shrinking of the retained mortgage portfolio and the impact of guaranty fee increases. The company recognizes almost all of its guaranty fee revenue in net interest income and the percentage of net interest income derived from guaranty fees on loans underlying Fannie Mae MBS increased to approximately half in the first nine months of 2014, compared with approximately one-third in the first nine months of 2013. The company expects that guaranty fees will continue to account for an increasing portion of its revenues.

Third Quarter 2014 Results	2

Credit-Related Income, which consists of a benefit for credit losses and foreclosed property expense or income, was $836 million in the third quarter of 2014, compared with $1.9 billion in the second quarter of 2014. The decrease in credit-related income was driven primarily by a decline in the company’s benefit for credit losses due primarily to a slower rate of home price appreciation compared with the second quarter of 2014, partially offset by an incremental benefit for credit losses for the third quarter due to updates made in the quarter to the company’s model and assumptions used to estimate its allowance for loan losses. Also contributing to the decrease in credit-related income was foreclosed property expense in the third quarter of 2014, compared with foreclosed property income in the second quarter of 2014. Net Fair Value Losses were $207 million in the third quarter of 2014, compared with $934 million in the second quarter of 2014. Fair value losses in the third quarter of 2014 were due primarily to increases in shorter-term interest rates impacting the value of the company’s risk management derivatives. The estimated fair value of the company’s derivatives and securities may fluctuate substantially from period to period because of changes in interest rates, the yield curve, mortgage spreads, implied volatility, and activity related to these financial instruments.

Third Quarter 2014 Results	3

VARIABILITY OF FINANCIAL RESULTS
Fannie Mae expects to remain profitable for the foreseeable future. The company’s financial results will be affected by a number of factors, including: changes in interest rates and home prices, the company’s guaranty fee rates, the volume of single-family mortgage originations in the future, the size, composition, and quality of the company’s retained mortgage portfolio and guaranty book of business, and economic and housing market conditions. Some of these factors could result in significant variability in the company’s financial results from quarter to quarter or year to year. For additional information on factors that affect the company’s financial results, please refer to “Executive Summary” in the company’s quarterly report on Form 10-Q for the quarter ended September 30, 2014 (the “Third Quarter 2014 Form 10-Q”).
SUMMARY OF THIRD QUARTER 2014 BUSINESS SEGMENT RESULTS
The business groups running Fannie Mae’s three reporting segments – its Single-Family business, its Multifamily business, and its Capital Markets group – engage in complementary business activities in pursuing the company’s goals of providing liquidity to the market, expanding access to credit, and helping the U.S. housing market recover.

(Dollars in millions)	3Q14	2Q14	Variance	3Q14	3Q13	Variance
Single-Family Segment:
Guaranty fee income	$2,945	$2,893	$52	$2,945	$2,719	$226
Credit-related income	748	1,781	(1,033)	748	3,642	(2,894)
Other	(794)	(847)	53	(794)	(865)	71
Income before federal income taxes	2,899	3,827	(928)	2,899	5,496	(2,597)
Provision for federal income taxes	(837)	(1,133)	296	(837)	(751)	(86)
Net income	$2,062	$2,694	$(632)	$2,062	$4,745	$(2,683)
Multifamily Segment:
Guaranty fee income	$332	$317	$15	$332	$311	$21
Credit-related income	88	72	16	88	132	(44)
Other	1	(4)	5	1	43	(42)
Income before federal income taxes	421	385	36	421	486	(65)
Provision for federal income taxes	(37)	(9)	(28)	(37)	(8)	(29)
Net income	$384	$376	$8	$384	$478	$(94)
Capital Markets Segment:
Net interest income	$1,845	$1,917	$(72)	$1,845	$2,311	$(466)
Investment gains, net	1,516	1,648	(132)	1,516	1,590	(74)
Fair value (losses) gains, net	(335)	(1,098)	763	(335)	371	(706)
Other	169	(308)	477	169	123	46
Income before federal income taxes	3,195	2,159	1,036	3,195	4,395	(1,200)
Provision for federal income taxes	(913)	(610)	(303)	(913)	(596)	(317)
Net income	$2,282	$1,549	$733	$2,282	$3,799	$(1,517)

Third Quarter 2014 Results	4

Single-Family Business

•
Single-Family net income was $2.1 billion in the third quarter of 2014, compared with $2.7 billion in the second quarter of 2014. Net income in the third quarter of 2014 was driven primarily by guaranty fee income and credit-related income.

•
Single-Family guaranty fee income was $2.9 billion for both the third quarter of 2014 and the second quarter of 2014. The Single-Family guaranty book of business was $2.85 trillion as of September 30, 2014, compared with $2.86 trillion as of June 30, 2014.

•	Single-Family credit-related income was $748 million in the third quarter of 2014, compared with $1.8 billion in the second quarter of 2014.
Multifamily Business

•
Multifamily net income was $384 million in the third quarter of 2014, compared with $376 million in the second quarter of 2014. Net income in the third quarter of 2014 was driven primarily by guaranty fee income.

•
Multifamily guaranty fee income was $332 million for the third quarter of 2014, compared with $317 million for the second quarter of 2014. The Multifamily guaranty book of business was $200.2 billion as of September 30, 2014, compared with $197.6 billion as of June 30, 2014.

•	Multifamily credit-related income was $88 million for the third quarter of 2014, compared with $72 million for the second quarter of 2014.
Capital Markets

•
Capital Markets net income was $2.3 billion in the third quarter of 2014, compared with $1.5 billion in the second quarter of 2014. Net income in the third quarter of 2014 was driven primarily by net interest income and net investment gains, partially offset by net fair value losses.

•	Capital Markets net interest income was $1.8 billion for the third quarter of 2014, compared with $1.9 billion for the second quarter of 2014.

•	Capital Markets net investment gains were $1.5 billion in the third quarter of 2014, compared with $1.6 billion in the second quarter of 2014.

•	Capital Markets net fair value losses were $335 million in the third quarter of 2014, compared with $1.1 billion in the second quarter of 2014.

•
Capital Markets retained mortgage portfolio balance decreased to $438.1 billion as of September 30, 2014, compared with $452.8 billion as of June 30, 2014, resulting from purchases of $50.8 billion and sales and liquidations of $65.5 billion during the third quarter of 2014.

BUILDING A SUSTAINABLE HOUSING FINANCE SYSTEM
In addition to continuing to provide liquidity and support to the mortgage market, Fannie Mae has devoted significant resources toward helping to build a sustainable housing finance system for the future. The company is pursuing the strategic goals identified by its conservator, the Federal Housing Finance Agency (“FHFA”). These strategic goals are: maintain in a safe and sound manner foreclosure prevention activities and credit availability for new and refinanced mortgages to foster liquid, efficient, competitive, and resilient national housing finance markets; reduce taxpayer risk through increasing the role of private capital in the mortgage market; and build a new single-family securitization infrastructure for use by the Enterprises and adaptable for use by other participants in the secondary market in the future.

Third Quarter 2014 Results	5

ABOUT FANNIE MAE’S CONSERVATORSHIP
Fannie Mae has operated under the conservatorship of FHFA since September 6, 2008. Fannie Mae has not received funds from Treasury since the first quarter of 2012. The funding the company has received under its senior preferred stock purchase agreement with Treasury has provided the company with the capital and liquidity needed to fulfill its mission of providing liquidity and support to the nation’s housing finance markets and to avoid a trigger of mandatory receivership under the Federal Housing Finance Regulatory Reform Act of 2008. For periods through September 30, 2014, Fannie Mae has requested cumulative draws totaling $116.1 billion and paid $130.5 billion in dividends to Treasury. Under the senior preferred stock purchase agreement, the payment of dividends does not offset prior draws. As a result, Treasury maintains a liquidation preference of $117.1 billion on the company’s senior preferred stock.
Treasury Draws and Dividend Payments

(1)
Treasury draw requests are shown in the period for which requested and do not include the initial $1.0 billion liquidation preference of Fannie Mae’s senior preferred stock, for which Fannie Mae did not receive any cash proceeds. The payment of dividends does not offset prior Treasury draws.

(2)	Fannie Mae expects to pay a dividend for the fourth quarter of 2014 calculated based on the company’s net worth of $6.4 billion as of September 30, 2014 less a capital reserve amount of $2.4 billion.

(3)	Amounts may not sum due to rounding.
In August 2012, the terms governing the company’s dividend obligations on the senior preferred stock were amended. The amended senior preferred stock purchase agreement does not allow the company to build a capital reserve. Beginning in 2013, the required senior preferred stock dividends each quarter equal the amount, if any, by which the company’s net worth as of the end of the immediately preceding fiscal quarter exceeds an applicable capital reserve amount. The capital reserve amount is $2.4 billion for each quarter of 2014 and will be reduced by $600 million each year until it reaches zero in 2018.
The amount of remaining funding available to Fannie Mae under the senior preferred stock purchase agreement with Treasury is currently $117.6 billion.
Fannie Mae is not permitted to redeem the senior preferred stock prior to the termination of Treasury’s funding commitment under the senior preferred stock purchase agreement. The limited circumstances under which Treasury’s funding commitment will terminate are described in “Business—Conservatorship and Treasury Agreements” in the company’s annual report on Form 10-K for the year ended December 31, 2013.

Third Quarter 2014 Results	6

CREDIT QUALITY
While continuing to make it possible for families to purchase, refinance, or rent a home, Fannie Mae has maintained responsible credit standards. Since 2009, Fannie Mae has seen the effect of the actions it took, beginning in 2008, to significantly strengthen its underwriting and eligibility standards and change its pricing to promote sustainable homeownership and stability in the housing market. Single-family conventional loans acquired by Fannie Mae in the first nine months of 2014 had a weighted average borrower FICO credit score at origination of 743 and a weighted average original loan-to-value ratio of 77 percent.
As of September 30, 2014, 80 percent of Fannie Mae’s single-family conventional guaranty book of business consisted of loans it had purchased or guaranteed since the beginning of 2009.
Fannie Mae’s new book of business (loans purchased or guaranteed since 2009) was comprised of 28 percent of home purchase mortgages and 72 percent of loan refinancings as of September 30, 2014. Refinancings included 14 percent of loans acquired through the Home Affordable Refinance Program (“HARP®”), 10 percent of loans through Fannie Mae’s Refi PlusTM initiative (excluding HARP), and 48 percent other refinancings (excluding Refi Plus refinancings). Our Refi Plus initiative, which started in April 2009 and includes HARP, provides expanded refinance opportunities for eligible Fannie Mae borrowers, and may involve the refinance of existing Fannie Mae loans with high loan-to-value ratios, including loans with loan-to-value ratios in excess of 100 percent.

Third Quarter 2014 Results	7

The single-family serious delinquency rate for Fannie Mae’s book of business has declined each quarter since the first quarter of 2010, and was 1.96 percent as of September 30, 2014, compared with 5.47 percent as of March 31, 2010. This decline is the result of home retention solutions, foreclosure alternatives, and completed foreclosures, as well as the company’s acquisition of loans with stronger credit profiles since the beginning of 2009. Although Fannie Mae’s single-family serious delinquency rate has declined, the pace of declines has slowed in recent months and the company expects this trend to continue. The company’s single-family serious delinquency rate and the period of time that loans remain seriously delinquent continue to be negatively impacted by the length of time required to complete a foreclosure. Other factors such as the pace of loan modifications, changes in home prices, unemployment levels, and other macroeconomic conditions also influence serious delinquency rates.

Total Loss Reserves, which reflect the company’s estimate of the probable losses the company has incurred in its guaranty book of business, including concessions it granted borrowers upon modification of their loans, were $39.7 billion as of September 30, 2014, compared with $42.1 billion as of June 30, 2014. The total loss reserve coverage to total nonaccrual loans was 58 percent as of September 30, 2014, compared with 59 percent as of June 30, 2014.

Third Quarter 2014 Results	8

PROVIDING LIQUIDITY AND SUPPORT TO THE MARKET
Liquidity
Fannie Mae has provided more than $4.3 trillion in liquidity to the mortgage market since January 1, 2009, including approximately $123 billion in liquidity in the third quarter of 2014, through its purchases and guarantees of loans, which resulted in:

•	13.0 million mortgage refinancings, including approximately 228,000 in the third quarter of 2014

•	4.3 million home purchases, including approximately 265,000 in the third quarter of 2014

•	2.5 million units of multifamily housing, including approximately 124,000 in the third quarter of 2014

The company expects that refinancings will constitute a smaller portion of its single-family business volume in 2014 than in 2013.
The company remained the largest single issuer of single-family mortgage-related securities in the secondary market in the third quarter of 2014, with an estimated market share of new single-family mortgage-related securities issuances of 38 percent in the third quarter of 2014, compared with 39 percent in the second quarter of 2014 and 48 percent in the third quarter of 2013.
Fannie Mae also remained a continuous source of liquidity in the multifamily market. As of June 30, 2014 (the latest date for which information is available), the company owned or guaranteed approximately 19 percent of the outstanding debt on multifamily properties.
Refinancing Initiatives
Through the company’s Refi Plus initiative, which offers refinancing flexibility to eligible Fannie Mae borrowers and includes HARP, the company acquired over 68,000 loans in the third quarter of 2014. Some borrowers’ monthly payments increased as they took advantage of the ability to refinance through Refi Plus to reduce the term of their loan, to switch from an adjustable-rate mortgage to a fixed-rate mortgage,

Third Quarter 2014 Results	9

or to switch from an interest-only mortgage to a fully amortizing mortgage. Even taking these into account, refinancings delivered to Fannie Mae through Refi Plus in the third quarter of 2014 reduced borrowers’ monthly mortgage payments by an average of $159. The company expects the volume of refinancings under HARP to continue to decline, due to the increase in interest rates since the first half of 2013 and a decrease in the population of borrowers with loans that have high LTV ratios who are willing to refinance and would benefit from refinancing.
Home Retention Solutions and Foreclosure Alternatives
To reduce the credit losses Fannie Mae ultimately incurs on its legacy book of business, the company has been focusing its efforts on several strategies, including reducing defaults by offering home retention solutions, such as loan modifications.

	For the Nine Months Ended September 30,
	2014		2013
	Unpaid Principal Balance	Number of Loans	Unpaid Principal Balance	Number of Loans
	(Dollars in millions)
Home retention strategies:
Modifications	$16,425	96,915	$21,822	120,848
Repayment plans and forbearances completed	752	5,607	1,331	10,128
Total home retention strategies	17,177	102,522	23,153	130,976
Foreclosure alternatives:
Short sales	3,866	18,691	7,860	37,247
Deeds-in-lieu of foreclosure	1,414	8,944	1,917	11,681
Total foreclosure alternatives	5,280	27,635	9,777	48,928
Total loan workouts	$22,457	130,157	$32,930	179,904
Loan workouts as a percentage of single-family guaranty book of business	1.05%	0.99%	1.53%	1.36%

Third Quarter 2014 Results	10

Fannie Mae views foreclosure as a last resort. For homeowners and communities in need, the company offers alternatives to foreclosure. In dealing with homeowners in distress, the company first seeks home retention solutions, which enable borrowers to stay in their homes, before turning to foreclosure alternatives.

•
Fannie Mae provided approximately 39,000 loan workouts during the third quarter of 2014 enabling borrowers to avoid foreclosure and contributing to the more than 1.6 million loan workouts completed from the beginning of 2009 through September 30, 2014.

•
Fannie Mae completed approximately 29,000 loan modifications during the third quarter of 2014, bringing the total number of loan modifications the company has completed since January 1, 2009 to more than 1.1 million.

FORECLOSURES AND REO
When there is no viable home retention solution or foreclosure alternative that can be applied, the company seeks to move to foreclosure expeditiously in an effort to minimize prolonged delinquencies that can hurt local home values and destabilize communities.

	For the Nine Months Ended September 30,
	2014	2013
Single-family foreclosed properties (number of properties):
Beginning of period inventory of single-family foreclosed properties (REO)	103,229	105,666
Total properties acquired through foreclosure	91,372	112,176
Dispositions of REO	(102,215)	(116,901)
End of period inventory of single-family foreclosed properties (REO)	92,386	100,941
Carrying value of single-family foreclosed properties (dollars in millions)	$10,209	$10,036
Single-family foreclosure rate	0.70%	0.85%

•	Fannie Mae acquired 27,798 single-family REO properties, primarily through foreclosure, in the third quarter of 2014, compared with 31,678 in the second quarter of 2014.

•
As of September 30, 2014, the company’s inventory of single-family REO properties was 92,386, compared with 96,796 as of June 30, 2014. The carrying value of the company’s single-family REO was $10.2 billion as of September 30, 2014.

•
The company’s single-family foreclosure rate was 0.70 percent for the first nine months of 2014. This reflects the annualized total number of single-family properties acquired through foreclosure or deeds-in-lieu of foreclosure as a percentage of the total number of loans in Fannie Mae’s single-family guaranty book of business.

Fannie Mae’s financial statements for the third quarter of 2014 are available in the accompanying Annex; however, investors and interested parties should read the company’s Third Quarter 2014 Form 10-Q, which was filed today with the Securities and Exchange Commission and is available on Fannie Mae’s Web site, www.fanniemae.com. The company provides further discussion of its financial results and condition, credit performance, fair value balance sheets, and other matters in its Third Quarter 2014 Form 10-Q. Additional information about the company’s credit performance, the characteristics of its guaranty book of business, its foreclosure-prevention efforts, and other measures is contained in the “2014 Third Quarter Credit Supplement” at www.fanniemae.com.

Third Quarter 2014 Results	11

# # #

In this release, the company has presented a number of estimates, forecasts, expectations, and other forward-looking statements, including statements regarding the company’s future dividend payments to Treasury; the future sources of its revenues; the company’s future profitability; the company’s future single-family serious delinquency rates; the portion of its future business volume that will consist of refinancings; the future volume of its HARP refinancings; the impact of the company’s actions to reduce credit losses; and the future fair value of the company’s securities and derivatives. These estimates, forecasts, expectations, and statements are forward looking statements based on the company’s current assumptions regarding numerous factors, including future home prices and the future performance of its loans. Actual results and future projections could be materially different from what is set forth in the forward-looking statements as a result of home price changes, interest rate changes, unemployment rates, other macroeconomic and housing market variables, the company’s future serious delinquency rates, government policy, credit availability, borrower behavior, including increases in the number of underwater borrowers who strategically default on their mortgage loan, the volume of loans it modifies, the effectiveness of its loss mitigation strategies and activities, significant changes in modification and foreclosure activity, management of its real estate owned inventory and pursuit of contractual remedies, changes in the fair value of its assets and liabilities, impairments of its assets, future legislative or regulatory requirements that have a significant impact on the company’s business such as a requirement that the company implement a principal forgiveness program or the enactment of housing finance reform legislation, the company’s reliance on and future updates to the company’s models relating to loss reserves, including the assumptions used by these models, changes in generally accepted accounting principles, changes to the company’s accounting policies, whether the company’s counterparties meet their obligations in full, effects from activities the company takes to support the mortgage market and help borrowers, the company’s future objectives and activities in support of those objectives, including actions the company may take to reach additional underserved creditworthy borrowers, actions the company may be required to take by FHFA, as its conservator or as its regulator, such as changes in the types of business the company does, the conservatorship and its effect on the company’s business, the investment by Treasury and its effect on the company’s business, the uncertainty of the company’s future, the company’s future guaranty fee pricing and the impact of that pricing on the company’s competitive environment, challenges the company faces in retaining and hiring qualified employees, the deteriorated credit performance of many loans in the company’s guaranty book of business, a decrease in the company’s credit ratings, defaults by one or more institutional counterparties, resolution or settlement agreements the company may enter into with its counterparties, operational control weaknesses, changes in the fiscal and monetary policies of the Federal Reserve, including any change in the Federal Reserve’s policy toward the reinvestment of principal payments of mortgage-backed securities or any future sales of such securities, changes in the structure and regulation of the financial services industry, the company’s ability to access the debt markets, disruptions in the housing, credit, and stock markets, the company’s reliance on and the performance of the company’s servicers, global political risk, natural disasters, terrorist attacks, pandemics or other major disruptive events, information security breaches, and many other factors, including those discussed in the “Risk Factors” section of and elsewhere in the company’s annual report on Form 10-K for the year ended December 31, 2013 and the company’s quarterly report on Form 10-Q for the quarter ended September 30, 2014, and elsewhere in this release.

Fannie Mae provides Web site addresses in its news releases solely for readers’ information. Other content or information appearing on these Web sites is not part of this release.

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Visit us at www.fanniemae.com/progress

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Third Quarter 2014 Results	12

ANNEX
FANNIE MAE
(In conservatorship)
Condensed Consolidated Balance Sheets — (Unaudited)
(Dollars in millions, except share amounts)

	As of
	September 30,	December 31,
	2014	2013
ASSETS
Cash and cash equivalents	$16,329	$19,228
Restricted cash (includes $24,106 and $23,982, respectively, related to consolidated trusts)	28,518	28,995
Federal funds sold and securities purchased under agreements to resell or similar arrangements	29,450	38,975
Investments in securities:
Trading, at fair value	30,844	30,768
Available-for-sale, at fair value (includes $699 and $998, respectively, related to consolidated trusts)	32,099	38,171
Total investments in securities	62,943	68,939
Mortgage loans:
Loans held for sale, at lower of cost or fair value	368	380
Loans held for investment, at amortized cost:
Of Fannie Mae	278,961	300,159
Of consolidated trusts (includes $15,262 and $14,268, respectively, at fair value and loans pledged as collateral that may be sold or repledged of $0 and $442, respectively)	2,767,805	2,769,547
Total loans held for investment	3,046,766	3,069,706
Allowance for loan losses	(36,931)	(43,846)
Total loans held for investment, net of allowance	3,009,835	3,025,860
Total mortgage loans	3,010,203	3,026,240
Accrued interest receivable, net (includes $7,506 and $7,271, respectively, related to consolidated trusts)	8,566	8,319
Acquired property, net	11,339	11,621
Deferred tax assets, net	42,757	47,560
Other assets (includes cash pledged as collateral of $1,677 and $1,590, respectively)	20,211	20,231
Total assets	$3,230,316	$3,270,108
LIABILITIES AND EQUITY
Liabilities:
Accrued interest payable (includes $8,215 and $8,276, respectively, related to consolidated trusts)	$10,492	$10,553
Debt:
Of Fannie Mae (includes $5,204 and $1,308, respectively, at fair value)	474,952	529,434
Of consolidated trusts (includes $16,598 and $14,976, respectively, at fair value)	2,726,528	2,705,089
Other liabilities (includes $466 and $488, respectively, related to consolidated trusts)	11,945	15,441
Total liabilities	3,223,917	3,260,517
Commitments and contingencies	—	—
Fannie Mae stockholders’ equity:
Senior preferred stock, 1,000,000 shares issued and outstanding	117,149	117,149
Preferred stock, 700,000,000 shares are authorized—555,374,922 shares issued and outstanding	19,130	19,130
Common stock, no par value, no maximum authorization—1,308,762,703 shares issued and 1,158,082,750 and 1,158,080,657 shares outstanding, respectively	687	687
Accumulated deficit	(124,931)	(121,227)
Accumulated other comprehensive income	1,715	1,203
Treasury stock, at cost, 150,679,953 and 150,682,046 shares, respectively	(7,401)	(7,401)
Total Fannie Mae stockholders’ equity	6,349	9,541
Noncontrolling interest	50	50
Total equity	6,399	9,591
Total liabilities and equity	$3,230,316	$3,270,108

See Notes to Condensed Consolidated Financial Statements in the Third Quarter 2014 Form 10-Q

Third Quarter 2014 Results	13

FANNIE MAE
(In conservatorship)
Condensed Consolidated Statements of Operations and Comprehensive Income — (Unaudited)
(Dollars and shares in millions, except per share amounts)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2014	2013	2014	2013
Interest income:
Trading securities	$151	$185	$421	$633
Available-for-sale securities	395	546	1,249	1,870
Mortgage loans (includes $25,217 and $25,351, respectively, for the three months ended and $76,704 and $75,592, respectively, for the nine months ended related to consolidated trusts)	27,779	28,299	84,532	85,579
Other	29	37	77	143
Total interest income	28,354	29,067	86,279	88,225
Interest expense:
Short-term debt	26	29	67	109
Long-term debt (includes $21,094 and $20,905, respectively, for the three months ended and $64,862 and $62,785, respectively, for the nine months ended related to consolidated trusts)	23,144	23,456	71,386	70,563
Total interest expense	23,170	23,485	71,453	70,672
Net interest income	5,184	5,582	14,826	17,553
Benefit for credit losses	1,085	2,609	3,498	8,949
Net interest income after benefit for credit losses	6,269	8,191	18,324	26,502
Investment gains, net	177	648	829	1,056
Net other-than-temporary impairments	(6)	(27)	(80)	(42)
Fair value (losses) gains, net	(207)	335	(2,331)	1,998
Debt extinguishment gains, net	11	92	49	96
Fee and other income	826	741	5,564	1,794
Non-interest income	801	1,789	4,031	4,902
Administrative expenses:
Salaries and employee benefits	337	307	981	928
Professional services	263	236	780	678
Occupancy expenses	47	48	144	141
Other administrative expenses	59	55	170	166
Total administrative expenses	706	646	2,075	1,913
Foreclosed property expense (income)	249	(1,165)	(227)	(1,757)
Temporary Payroll Tax Cut Continuation Act of 2011 (“TCCA”) fees	351	276	1,008	695
Other expenses, net	72	124	479	260
Total expenses (income)	1,378	(119)	3,335	1,111
Income before federal income taxes	5,692	10,099	19,020	30,293
(Provision) benefit for federal income taxes	(1,787)	(1,355)	(6,123)	47,231
Net income	3,905	8,744	12,897	77,524
Other comprehensive income:
Changes in unrealized gains on available-for-sale securities, net of reclassification adjustments and taxes	63	(133)	480	532
Other	32	(1)	32	154
Total other comprehensive income (loss)	95	(134)	512	686
Total comprehensive income	4,000	8,610	13,409	78,210
Less: Comprehensive income attributable to noncontrolling interest	—	(7)	(1)	(18)
Total comprehensive income attributable to Fannie Mae	$4,000	$8,603	$13,408	$78,192
Net income	$3,905	$8,744	$12,897	$77,524
Less: Net income attributable to noncontrolling interest	—	(7)	(1)	(18)
Net income attributable to Fannie Mae	3,905	8,737	12,896	77,506
Dividends distributed or available for distribution to senior preferred stockholder	(3,999)	(8,617)	(13,403)	(78,228)
Net (loss) income attributable to common stockholders	$(94)	$120	$(507)	$(722)
(Loss) earnings per share: basic and diluted	$(0.02)	$0.02	$(0.09)	$(0.13)
Weighted-average common shares outstanding:
Basic	5,762	5,762	5,762	5,762
Diluted	5,762	5,893	5,762	5,762
See Notes to Condensed Consolidated Financial Statements in the Third Quarter 2014 Form 10-Q

Third Quarter 2014 Results	14

FANNIE MAE
(In conservatorship)
Condensed Consolidated Statements of Cash Flows— (Unaudited)
(Dollars in millions)

	For the Nine Months Ended September 30,
	2014	2013
Net cash provided by operating activities	$960	$11,518
Cash flows provided by investing activities:
Purchases of trading securities held for investment	—	(5,855)
Proceeds from maturities and paydowns of trading securities held for investment	1,046	2,036
Proceeds from sales of trading securities held for investment	1,241	11,118
Proceeds from maturities and paydowns of available-for-sale securities	4,505	8,265
Proceeds from sales of available-for-sale securities	2,461	14,312
Purchases of loans held for investment	(93,029)	(161,737)
Proceeds from repayments and sales of loans acquired as held for investment of Fannie Mae	19,765	38,427
Proceeds from repayments and sales of loans acquired as held for investment of consolidated trusts	281,787	532,411
Net change in restricted cash	477	36,394
Advances to lenders	(71,268)	(114,584)
Proceeds from disposition of acquired property and preforeclosure sales	19,533	29,688
Net change in federal funds sold and securities purchased under agreements to resell or similar arrangements	9,525	(7,800)
Other, net	(178)	619
Net cash provided by investing activities	175,865	383,294
Cash flows used in financing activities:
Proceeds from issuance of debt of Fannie Mae	284,266	326,036
Payments to redeem debt of Fannie Mae	(339,528)	(377,514)
Proceeds from issuance of debt of consolidated trusts	188,719	339,687
Payments to redeem debt of consolidated trusts	(296,612)	(599,519)
Payments of cash dividends on senior preferred stock to Treasury	(16,594)	(73,835)
Other, net	25	—
Net cash used in financing activities	(179,724)	(385,145)
Net (decrease) increase in cash and cash equivalents	(2,899)	9,667
Cash and cash equivalents at beginning of period	19,228	21,117
Cash and cash equivalents at end of period	$16,329	$30,784
Cash paid during the period for:
Interest	$81,947	$82,086
Income taxes	2,475	1,876

See Notes to Condensed Consolidated Financial Statements in the Third Quarter 2014 Form 10-Q

Third Quarter 2014 Results	15